Exhibit 10.7

Contract No.: ZQB201409004

Software Copyright Transfer Contract

Party A (Transferor): Shenzhen Zhongqingbao Interaction Network Co., Ltd.

Party B (Transferee): Shanghai Jump Network Technology Co. Ltd.

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Party A (Transferor): Shenzhen Zhongqingbao Interaction Network Co., Ltd.

Legal representative: Li Ruijie

Add.: 4th Floor, Building W1-B, Gaoxin South 4th Road, High-tech Park, Nanshan District, Shenzhen

Party B (Transferee): Shanghai Jump Network Technology Co. Ltd.

Legal representative: Wu Yaxi

Add.: 1st Floor, Building No. 21, 88 Darwin Road, Zhangjiang Hi-tech Park, Pudong New District, Shanghai

For the purpose of safeguarding the legitimate rights and interests of both Parties, in accordance with relevant provisions of the Copyright Law of the People’s Republic of China and the Regulations for the Protection of Computer Software, both Parties hereby through equal consultation enter into this computer software copyright transfer contract for mutual compliance and implementation.

1. Subject Matter

Party A shall transfer all copyrights to the software version V1.0 of the game “300 Heroes” (See the appendixes hereto: Computer Software Copyright Registration Certificate (R. Zh. D. Zi No. 0667064) and Certificate of Changes or Supplements to Computer Software Copyright Registration Items (R. Zh. B. B. Zi No. 201408619)) (hereinafter referred to as the “Software”) enjoyed by it permanently to Party B.

The subject matter of the transfer shall include the aforesaid Software and ancillary products derived therefrom.

2. Type of Rights and Territory

2.1 Party A shall transfer to Party B all copyrights within the following territory;

2.2 Territory: no geographical restrictions;

2.3 Disputes over Software copyright arising after the effectiveness hereof shall be handled by Party B.

3. Transfer Fees and Date of Payment

3.1 In consideration of the subject matter of the transfer hereunder, Party B shall pay Party A Software copyright transfer fees in the amount of RMB Forty Seven Million Yuan Only (in figures: Ұ47,000,000.00).

3.2 Both Parties agree that the above transfer fees shall be paid in the following way:

3.2.1 Prior to Jun. 30, 2016, Party B shall pay up the above transfer fees to Party A;

3.2.2 During the three-month term from Oct. 2014 to Dec. 2014, Party B shall on the 25th day of every month pay by bank transfer to Party A transfer fees in the amount of RMB 300,000 Yuan; during the nine-month term from Jan. to Sep. 2015, Party B shall on the 25th day of every month pay by bank transfer to Party A transfer fees in the amount of RMB 2,000,000 Yuan; during the three-month term from Oct. to Dec. 2015, Party B shall on the 25th day of every month pay by bank transfer to Party A transfer fees in the amount of RMB 3,000,000 Yuan; during the five-month term from Jan. to May 2016, Party B shall on the 25th day of every month pay by bank transfer to Party A RMB 3,500,000 Yuan; and on Jun. 25, 2016, Party B shall pay by bank transfer to Party A RMB 1,600,000 Yuan. (Interest in respect of the transfer fees paid by Party B from Jan. to Mar. 2016 shall be calculated at the benchmark interest rate for loans issued by the bank during the same period, and paid by Party B to Party A; interest in respect of the transfer fees paid by Party B from Apr. to Jun. 2016 shall be calculated at 130% of the benchmark interest rate for loans issued by the bank during the same period, and paid by Party B to Party A).

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4. Terms of Payment

4.1 Party B shall pay transfer fees to the following bank account within the time limit provided for in Article 3.2 hereof. The time of payment shall be subject to the receipt thereof by the bank.

Opening bank:	High-tech Park Sub-branch, Shenzhen Branch, China Merchants Bank
Account name:	Shenzhen Zhongqingbao Interaction Network Co., Ltd.
Account number:	755901888410501

5. Rights and Obligations of Party A

5.1 As of the date of execution hereof, without consent by Party B, Party A may not transfer the Software copyrights hereunder to any third party, or appoint any third party as its sales agent in respect thereof, or by any means disclose to any third party technical details in relation to the Software.

5.2 As of the date of execution hereof, Party A shall no longer own all copyrights to the Software.

5.3 Party A shall have the right to charge fees for the transfer of the copyrights.

5.4 Party A shall deliver prior to Sep. 30, 2014 to Party B all source codes of the Software and other relevant documents and files.

5.5 Party A shall be obliged to provide Party B with necessary technical support in relation to the Software.

6. Rights and Obligations of Party B

6.1 As of the date of execution hereof, Party B shall own copyrights to the Software.

6.2 Party B shall have the obligation to pay transfer fees in a timely manner.

7. Right of Revision

Party B may at its discretion revise the content or version of the Software, which Party A may not interfere with.

8. Warranties and Undertakings

8.1 Party A’s warranties and undertakings

8.1.1 Party A warrants that it owns full rights to the Software and has obtained relevant authorization to execute this Contract, and that such authorization does not include any content that infringes upon others’ software copyrights to other rights and interests.

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8.1.2 Party A warrants that Party B will after the effectiveness hereof own the rights stated herein, and that prior to the execution and effectiveness hereof, Party A has not transferred such rights to any third party.

8.1.3 Party A warrants that the Software products for transfer are in compliance with the provisions of relevant laws and regulations of the People’s Republic of China and the function description in the document attached hereto.

8.2 Party B’s warranties and undertakings

8.2.1 Party B warrants that it has full rights and authorization to execute this Contract.

8.2.2 Party B warrants that it will not execute during the existence hereof any contract which is in conflict with the rights and interests hereunder.

9. Confidentiality

Both Parties undertake to keep confidential files and data (including company plans, operation activities, financial information, technical information, business information and other trade secrets) of the other Party which they become aware of during the discussion, execution and implementation hereof and cannot be acquired from public channels. Without consent by the original provider of such data and files, the other Party may not leak the same to any third party, unless otherwise provided for in laws and regulations or otherwise agreed to by and between both Parties.

10. Termination

During the term hereof, neither Party may without consent by the other Party terminate this Contract arbitrarily, provided that this Contract may be terminated early in case of any of the following circumstances, in which case the written notice on the termination hereof shall take effect within 3 days after being sent, and upon the termination hereof Party B may no longer exercise the rights hereunder.

10.1 It becomes impossible to continue to perform this Contact due to any force majeure event;

10.2 Any serious violation by either Party of relevant terms hereof, in which case the other (non-breaching) Party may dissolve this Contract ex parte;

10.3 The exercise by either Party of the right to dissolve this Contract ex parte as provided for herein does not indicate that it waives the right to claim damages from the breaching Party.

11. Liability for Breach of Contract

11.1 Except in case of force majeure, where any losses are caused by any violation of the terms hereof by either Party to the other Party, the latter may request the former to make compensation for reasonable costs and expenses incurred thereby for recovering actual losses caused as a result thereof and seeking relevant remedies.

11.2 Where Party A delays the delivery of the Software hereunder for 30 days in violation of the provisions of Article 5.4 hereof, Party B may request Party A to compensate it for losses caused as a result of such delay.

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11.3 Where Party B violates the provisions of Article 3.2 hereof, Party B shall pay Party A fines for late payment in the amount of 3 hundred-thousandths of the total amount of transfer fees as provided for herein per day. Where Party B still fails to pay up all amounts due 3 calendar months later, Party A may dissolve this Contract and use the copyrights hereunder freely, and shall no longer be bound by Party A’s obligations hereunder.

11.4 Where Party A violates the provisions of Article 8.1 hereof, Party B may request Party A to undertake all liabilities, and compensate Party B for losses caused thereto as a result thereof.

11.5 Where Party B violates the provisions of Article 8.2 hereof, Party A may request Party B to undertake all liabilities, and compensate Party A for losses caused thereto as a result thereof.

11.6 In case of any violation by either Party of any terms hereof, the breaching Party shall bear all reasonable expenses (including but not limited to litigation costs and lawyer’s fees) incurred by the non-breaching Party for the protection and realization of the rights and remedies hereunder.

12. Miscellaneous

12.1 Means of notification

All notices required hereunder shall be made in writing and served by post, fax or other means to the other Party’s address specified herein. In case of any change of address, the changing Party shall notify the other Party thereof, otherwise notices sent to its original address shall be deemed duly served. Where either Party changes its address for notification or correspondence, it shall within 5 days as of the date of such change notify the other Party in writing, otherwise relevant liabilities arising therefrom shall be borne by the Party who fails to do so.

12.2 Force Majeure

12.2.1 Where due to the impacts of any force majeure event (means any event arising after the date of execution hereof which is beyond the reasonable control of the affected Party, unforeseeable or even if foreseen cannot be avoided or overcome, and makes it become objectively impossible or impractical for such Party to perform this Contract in full or in part, including without limitation flood, fire, drought, typhoon, earthquake and other natural disasters, traffic accident, strike, disturbance, riot and war (whether declared or not), and acts and omissions of government authorities) either Party fails to perform its obligations hereunder in full or in part, the performance of such obligations shall be suspended during the period in which it is affected by the force majeure event.

12.2.2 The Party alleging to be affected by any force majeure event shall as soon as possible notify the other Party in writing of the occurrence thereof, and provide the same with proper evidence on such force majeure event and the duration thereof. The Party alleging that any force majeure event has made it become objectively impossible or impractical for it to perform this Contract shall be liable for making all reasonable efforts to eliminate or alleviate the impacts of such force majeure event.

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12.2.3 Upon the occurrence of any force majeure event, both Parties shall forthwith decide through friendly negotiation on how to implement this Contract. Upon the termination or elimination of any force majeure event or the impacts thereof, both Parties shall forthwith resume the performance of their respective obligations hereunder. Where it is impossible to terminate or eliminate any force majeure event or the impacts thereof, as a result of which either Party becomes unable to continue to perform this Contract, the provisions hereof on the termination hereof shall apply.

12.3 Modification

Where due to any special circumstances arising during the performance hereof, any modification hereof is required by either Party, such Party shall notify the other Party in writing in a timely manner. Upon negotiation, both Parties may execution a written agreement on modification, which shall become an integral part hereof.

12.4 Application of Laws

All matters concerning the interpretation and performance hereof shall be governed by the laws of the People’s Republic of China.

12.5 Effective Date of Copyright Transfer

The date of effectiveness of the transfer of copyrights to the Software hereunder shall be subject to the official delivery between both Parties of the subject matter as provided for herein.

13. Registration

Upon the effectiveness of the transfer of copyrights to the Software hereunder, Party B shall handle formalities for copyright registration and the registration of any change of registration items, and bear relevant expenses, and Party A shall in respect thereof have the obligation to cooperate with Party B in handling relevant matters.

14. Settlement of Disputes

Any dispute between both Parties arising from the performance hereof shall be settled through friendly negotiation. Where such negotiation fails, either Party may file a lawsuit with a people’s court with competent jurisdiction at the place of execution hereof.

15. Effectiveness

This Contract is made in six copies, with each Party holding two copies respectively, and two copies being put on file. It shall become effective as of the date of signature and seal by both Parties. Appendixes hereto shall have the same legal force and effect as this Contract.

[End of Text]

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[This page is a signature page, and there is no text below.]

Party A (seal):	Shenzhen Zhongqingbao Interaction Network Co., Ltd.
(Seal: Shenzhen Zhongqingbao Interaction Network Co., Ltd.)

Legal representative or authorized representative (signature): (Signature: Li Ruijie

Sep. 26, 2014)

Party B:	Shanghai Jump Network Technology Co. Ltd.
(Seal: Shanghai Jump Network Technology Co. Ltd.)

Legal representative or authorized representative (signature): (Signature: Shi Xiaoduo)

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Appendix 1:

National Copyright Administration of the People’s Republic of China

Computer Software Copyright Registration Certificate

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Appendix 2:

National Copyright Administration of the People’s Republic of China

Certificate of Changes or Supplements to

Computer Software Copyright Registration Items

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